UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 17, 2026

NOCERA, INC.

(Exact name of registrant as specified in charter)

Nevada	001-41434	16-1626611
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3F (Building B), No. 185, Sec. 1, Datong Rd., Xizhi Dist., New Taipei City Taiwan 221, ROC

(Address of principal executive offices and zip code)

(886) 910-163-358

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NCRA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 1.01. Entry into a Material Definitive Agreement.

On September 17, 2026, Nocera, Inc. (“Nocera” or the “Company”) entered into a Strategic Partnership and Joint Distribution Agreement (the “Agreement”), with E-PRO DISPLAY CO., LTD. (“E-PRO”), a company organized under the laws of the Republic of China (Taiwan).

Under the Agreement, E-PRO appointed the Company as a non-exclusive distributor on a worldwide basis for pre-owned iPhone 17 Pro and iPhone 17 Pro Max handsets under a buy-back and trade-in program operated by iFP Green Technology Limited and its affiliates (“iFP”). E-PRO holds exclusive distribution rights from iFP with respect to goods allocated to E-PRO under the program. The Company will be responsible for sales, customer development and channel building.

According to iFP’s written confirmation dated August 26, 2026, approximately 600,000 handsets with an aggregate awarded value of approximately US$520.5 million have been allocated to E-PRO. These figures represent E-PRO’s allocation and do not represent revenue, orders, backlog or commitments of the Company. The quantities actually distributed will be limited to those stated in sales orders or invoices actually issued by iFP upon shipment.

The Agreement is a framework agreement and does not impose any minimum quantity, minimum amount or minimum term commitment on either party. No transaction will occur unless the applicable parties enter into a separate written sale and purchase contract for the relevant tranche. Either party may decline any tranche without liability.

The Company has applied, with E-PRO’s assistance, to be registered as a supplier of iFP. The registration process is in progress and has not been completed.

The goods covered by the Agreement are pre-owned handsets. Neither party provides any warranty as to the condition, cosmetic grade, storage capacity, specification, functionality, lock status, merchantability or value of the goods. iFP has stated that the goods have passed its inspection.

Shipments are expected to occur in tranches from late September 2026 through the end of November 2026 from iFP’s facilities in Dallas/Fort Worth and Houston, Texas. The Agreement has an initial term of 12 months. Either party may terminate the Agreement on 30 days’ written notice without liability. The Agreement is governed by the laws of the State of New York, and disputes are to be resolved by arbitration.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01. Other Events.

On September 23, 2026, the Company issued a press release announcing the execution of the Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Strategic Partnership and Joint Distribution Agreement, dated September 17, 2026, between Nocera, Inc. and E-PRO DISPLAY CO., LTD.
99.1	Press Release, dated September 23, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOCERA, INC.

Date: September 23, 2026	By: /s/ Andy Ching-An Jin
Name: Andy Ching-An Jin Title: Chief Executive Officer

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